NEWS RELEASE - March 14, 2005

Contacts:
Michael Scarpelli, CFO                                 Barbara Kalkis
HPL Technologies Inc.                                  Maestro Marketing & PR
T:  1 408 501 9281                                     T:  1 408 996 9975
Michael_scarpelli@hpl.com                              kkalkis@compuserve.com


              HPL TECHNOLOGIES, INC. REPORTS THE COURT APPROVAL OF
                       CLASS ACTION LITIGATION SETTLEMENT


SAN JOSE, CA - March 14, 2005 - HPL Technologies, Inc. (OTC:HPLA.PK), a provider of yield-optimization software solutions for the semiconductor and flat-panel display industries, today announced that the United States District Court for the Northern District of California on March 11, 2005, approved the settlement of the securities class action pending against HPL and other defendants.

HPL has also settled its litigation in connection with the acquisition of Covalar Technologies Group, Inc. filed in Texas State Court and the acquisition of FabCentric, Inc. filed in California State Court, both of which were contingent upon the final approval of the federal securities class action litigation. The total cost to the Company in settling all of its litigation in connection with its financial restatement, previously announced on July 19, 2002, is the issuance of approximately 9,665,000 new common shares. All cash payments to be made in the settlements are being funded by directors' and officers' liability insurance.

"This is a major milestone for the Company," stated Cary Vandenberg, HPL president and CEO. "We can now move forward with our vision on the future and place our full concentration on developing innovative solutions for yield optimization and design-for-manufacturing solutions. We are excited that we have a clean slate for working with our customers."

About HPL Technologies

HPL Technologies, Inc. is a provider of yield optimization solutions for the semiconductor and flat panel display industries. HPL offers a comprehensive portfolio of products and services including: silicon-proven intellectual property (IP), highly flexible data analysis platforms, factory floor systems and professional services.

HPL solutions have enabled companies to significantly improve yield by accelerating the process by which they identify, characterize and eliminate sources of failure throughout the entire product lifecycle. This is why a majority of the world's top twenty-five semiconductor and flat-panel manufacturers use HPL yield optimization solutions. www.hpl.com


Except for statements of historical fact, the statements in this news release are forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors and other risks inherent in our business are described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 14, 2004 and in subsequent Quarterly Reports on
Form 10-Q. Actual results may vary materially. The Company undertakes no obligation to update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.